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Exhibit 4.15

WARRANT

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT A PROPOSED TRANSFER OR SALE IS IN COMPLIANCE WITH THE ACT, EXCEPT THAT NO SUCH OPINION SHALL BE REQUIRED FOR TRANSFERS OR SALES PURSUANT TO REGISTRATION UNDER THE ACT.

        THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF ARE SUBJECT TO THE TERMS AND PROVISIONS OF A VALUE PARTICIPATION AGREEMENT (AS SUPPLEMENTED, MODIFIED, AMENDED, OR RESTATED FROM TIME TO TIME, THE "AGREEMENT") DATED JULY 31, 2000 BETWEEN FORD MOTOR COMPANY ("FORD") AND ITERIS, INC. (THE "COMPANY") A COPY OF THE AGREEMENT IS AVAILABLE AT THE EXECUTIVE OFFICES OF THE COMPANY.

1,531,867 Shares of Common Stock of the Company	Warrant No. W-1

WARRANT TO PURCHASE COMMON STOCK OF
ITERIS, INC.

        This is to certify that, in consideration of ten dollars ($10.00) and other valuable consideration, which is hereby acknowledged as received, Ford Motor Company, its successors and registered assigns, is entitled to exercise this Warrant to purchase One Million Five Hundred Thirty One Thousand Eight Hundred Sixty Seven (1,531,867) shares of the Common Stock of Iteris, Inc., a Delaware corporation (the "Company"), as the same shall be adjusted from time to time pursuant to the provisions of the Agreement, at any time in accordance with the terms of the Agreement, at a price equal to $10.51 per share and to exercise the other rights, powers, and privileges hereinafter provided, all on the terms and subject to the conditions specified in this Warrant and in the Agreement. This Warrant shall expire on the Warrant Expiration Date.

        This Warrant is issued under, and the rights represented hereby are subject to the terms and provisions contained in the Agreement, to all terms and provisions of which the registered holder of this Warrant, by acceptance of this Warrant, assents. Reference is hereby made to the Agreement for a more complete statement of the rights and limitations of rights of the registered holder of this Warrant and the rights and duties of the Company under this Warrant. Capitalized terms used but not defined herein have the meanings set forth in the Agreement. A copy of the Agreement is on file at the office of the Company.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed.

Dated as of July 31, 2000.

ITERIS, INC.
By:	/s/ JACK JOHNSON Jack Johnson Its: Chief Executive Officer and President

ASSIGNMENT FORM

        FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:

No. of Shares	Name and Address of Assignee

and does hereby irrevocably constitute and appoint as attorney                        to register such transfer on the books of                        maintained for the purpose, with full power of substitution in the premises.

        Dated:                        , 200  .

By:

Name:

Title:

SUBSCRIPTION FORM

(To be executed only upon exercise of Warrant)

        The undersigned registered owner of this Warrant irrevocably exercises this Warrant for and purchases                        of the number of shares of Common Stock of Iteris, Inc., purchasable with this Warrant, and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to                        whose address is                        , and if such shares of Common Stock do not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable thereunder to be delivered to the undersigned.

        The undersigned represents that such shares of Common Stock acquired pursuant to exercise of this Warrant will not be sold other than in compliance with applicable securities laws.

        Dated:                        , 200  .

By:

Name:

Title:

Address:

Relevant Portions of Value Participation Agreement
between the Iteris Subsidiary and Ford Motor Company,
dated as of July 31, 2000

        4.2    Vesting Schedule.

          (a)   The Warrants shall become exercisable ("Vested") as set forth in subparagraph (b) of this Section 4.2. "Volume/Schedule Levels" are based on certain minimum quantities of Units purchased pursuant to purchase orders by Ford, Ford Affiliates, or Ford Tier 1 Suppliers at intervals during the Exclusive Period.

          (b)   The Warrants will Vest as provided on Schedule 4.2 attached hereto.

          (c)   The Warrants may also become Vested as provided in Section 4.15.

        4.3    Exercise Price.    The exercise price per share of Common Stock issued under each Warrant will be $10.51, as adjusted in accordance with Section 4.10 (the "Exercise Price").

        4.4    Exercise.

          (a)   Subject to the limitation in Section 4.2, the Warrants may be exercised in whole or in part at any time or from time to time on or after the date such Warrant becomes Vested on any day that is a Business Day, for all or any part of the number of whole Warrant Shares purchasable upon its exercise. In order to exercise any Warrant, in whole or in part, a Holder will deliver to the Company at the address designated by the Company pursuant to Section 12.4, (i) a written notice of such Holder's election to exercise its Warrants, which notice will specify the number of Warrant Shares to be purchased pursuant to such exercise, (ii) the price, in an amount equal to the aggregate purchase price for all Warrant Shares to be purchased at the Exercise Price pursuant to such exercise, in cash or other immediately available funds (the "Purchase Price"), and (iii) its Warrant(s). Such notice will be substantially in the form of the subscription form attached to the Warrants. In the case of payment of all or a portion of the Purchase Price pursuant to Section 4.4(b), the direction by the exercising Holder to make a Cashless Exercise (as defined below) shall serve as accompanying payment for that portion of the Purchase Price. Upon receipt of such subscription form, the Company will, as promptly as practicable, and in any event within seven (7) Business Days, execute, or cause to be executed, and deliver to such Holder a certificate or certificates representing the aggregate number of Warrant Shares, as provided in this Agreement. The stock certificate or certificates so delivered will be in such denominations as may be specified in such notice and will be registered in the name of such Holder, or such other name of a Permitted Transferee as designated in such notice. A Warrant will be deemed to have been exercised, such certificate or certificates will be deemed to have been issued, and such Holder or any other Person so designated or named in such notice will be deemed to have become a holder of record of such shares for all purposes, as of the date that such notice, together with payment of the Exercise Price and the Warrant(s), is received by the Company. If a Warrant has been exercised in part, the Company will, at the time of delivery of such certificate or certificates, deliver to such Holder a new Warrant evidencing the rights of such Holder to purchase a number of Warrant Shares with respect to which the Warrant has not been exercised, which new Warrant will, in all other respects, be identical with the Warrants, or, at the request of such Holder, appropriate notation may be made on the Warrant and the Warrant shall be returned to such Holder.

          (b)   In lieu of exercising the Warrant for cash pursuant to the immediately preceding paragraph, subject to applicable securities laws, by surrendering the Warrant at the Principal Office together with an exercise notice indicating such election, the Holder may elect to receive the Warrant Shares determined pursuant to the formula set forth below:

A-B
X	=	Y	×
A
X	=	the number of Warrant Shares to be issued to the Holder
Y	=	the number of Warrant Shares purchasable under this Warrant (at the date of calculation) for which an exercise notice has been given
A	=	the Market Value Per Share (at the date of such calculation); and
B	=	Exercise Price.

        4.5    Warrant Register.    The Company will, at all times while any of the Warrants remain outstanding and exercisable, keep and maintain at its Principal Office a register in which the registration, transfer, and exchange of the Warrants will be recorded (the "Warrant Register"). The Company will not at any time, except upon the merger, consolidation, dissolution, liquidation, or winding up of the Company, close such register so as to result in preventing or delaying the exercise or transfer of any Warrant.

        4.6    Legend.    The Warrants and the Warrant Shares have not been registered under the Securities Act or qualified under applicable state securities laws. Accordingly, unless the legend may be removed in accordance with applicable federal and state securities law, any stock certificate issued pursuant to the exercise of a Warrant will bear the following legend:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT A PROPOSED TRANSFER OR SALE IS IN COMPLIANCE WITH THE ACT, EXCEPT THAT NO SUCH OPINION SHALL BE REQUIRED FOR TRANSFERS OR SALES PURSUANT TO REGISTRATION UNDER THE ACT."

        4.7    Payment of Taxes.    The Company shall pay all stamp taxes attributable to the initial issuance of shares or other securities issuable upon the exercise of each Warrant or issuable pursuant to Section 4.10 hereof, excluding any tax or taxes which may be payable because of the transfer involved in the issuance or delivery of any certificates for shares or other securities in a name other than that of the exercising Holder in respect of which such shares or securities are issued.

        4.8    Replacement Warrant.    If any Warrant is mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant and upon receipt of indemnity reasonably satisfactory to the Company; provided, that if the Holder is Ford, an Affiliate of Ford, a financial institution or other institutional investor, its own unsecured indemnity agreement shall be satisfactory.

        4.9    Reservation of Common Stock and Other Covenants.

          (a)   The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares, free of preemptive rights, such number of its duly authorized shares of Common Stock, or other stock or securities deliverable pursuant to Section 4.10 hereof, as shall be sufficient to enable the Company at any time to fulfill all of its obligations under this Agreement and the Warrants.

          (b)   If any shares of Common Stock reserved or to be reserved for the purpose of exercise of the Warrants, or any shares or other securities reserved or to be reserved for the purpose of issuance pursuant to Section 4.10 hereof, require registration with or approval of any governmental authority under any federal or state law before such shares or other securities may be validly delivered upon exercise of any Warrant, then the Company covenants that it will, with expenses shared equally, secure such registration or approval, as the case may be (including but not limited to approvals or expirations of waiting periods required under the Hart-Scott-Rodino Antitrust Improvements Act).

          (c)   The Company covenants that all shares of Common Stock that may be delivered upon exercise of each Warrant shall upon delivery by the Company be duly authorized and validly issued, fully paid and nonassessable, free from all stamp or transfer taxes, liens and charges with respect to the issue or delivery thereof and otherwise free of all other Liens (other than liens created by a Holder or its predecessors).

        4.10    Adjustments to Aggregate Number.

          (a)   The Aggregate Number shall be subject to adjustment from time to time as follows and, thereafter, as adjusted, shall be deemed to be the Aggregate Number hereunder.

              (i)  In case at any time or from time to time the Company shall:

              (A)  take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Stock (a "Stock Dividend"),

              (B)  subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, including without limitation by means of a stock split (a "Stock Subdivision"), or

              (C)  combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock (a "Stock Combination"),

    then the Aggregate Number in effect immediately prior thereto shall be (1) proportionately increased in the case of a Stock Dividend or a Stock Subdivision and (2) proportionately decreased in the case of a Stock Combination. In the event the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a Stock Dividend in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

             (ii)  If at any time or from time to time the Company shall (except as hereinafter provided in this Section 4.10(a)(ii)) issue or sell any additional shares of Common Stock for a consideration per share less than the Market Value Per Share, then, effective on the date specified below, the Aggregate Number shall be adjusted by multiplying (A) the Aggregate Number immediately prior thereto by (B) a fraction, (1) the numerator of which shall be the number of shares of Common Stock on a Fully Diluted basis immediately prior to the issuance of such additional shares of Common Stock plus the number of such additional shares of Common Stock so issued and (2) the denominator of which shall be the number of shares of

    Common Stock on a Fully Diluted basis immediately prior to the issuance of such additional shares of Common Stock plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued would purchase at the Market Value Per Share. The date as of which the Market Value Per Share shall be computed shall be the earlier of the date on which the Company shall enter into a firm contract or commitment for the issuance of such additional shares of Common Stock or the date of actual issuance of such additional shares of Common Stock.

          The provisions of this Section 4.10(a)(ii) shall not apply to any issuance of additional shares of Common Stock (I) for which an adjustment is otherwise provided under Section 4.10(a)(i) hereof, (II) upon the exercise of other subscription or purchase rights or (III) upon the exercise of any conversion or exchange rights in any Convertible Securities; provided, that for purposes of clauses (II) or (III) an adjustment shall previously have been made upon the issuance of such other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor) pursuant to Section 4.10(a)(iii) hereof.

            (iii)  If at any time or from time to time the Company shall in any manner (whether directly, by assumption in a merger in which the Company is the surviving corporation and in which the shareholders of the Company immediately prior to the merger continue to own more than fifty percent (50%) of the Fully Diluted Common Stock immediately after the merger and for a period of at least one hundred eighty (180) days thereafter, or otherwise) (A) issue or sell any warrants, options or other rights to subscribe for or purchase any shares of Common Stock or any Convertible Securities or (B) issue or sell any Convertible Securities, whether or not the rights to subscribe, purchase, exchange or convert thereunder are immediately exercisable, and the consideration per share for which additional shares of Common Stock may at any time thereafter be issuable pursuant to such warrants, options or other rights or pursuant to the terms of such Convertible Securities shall be less than the Market Value Per Share (determined on the date specified below), then the Aggregate Number shall be adjusted as provided in Section 4.10(a)(ii) hereof on the basis that (1) the maximum number of additional shares of Common Stock issuable pursuant to all such warrants, options or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of determination of the Market Value Per Share as hereinafter provided and (2) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company for the issuance of such additional shares of Common Stock pursuant to the terms of such warrants, options or other rights or such Convertible Securities. For purposes of this Section 4.10(a)(iii), the effective date of such adjustment and the date as of which the Market Value Per Share shall be computed shall be the earliest of (I) the date on which the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any such warrants, options or other rights or Convertible Securities, (II) the date on which the Company shall enter into a firm contract or commitment for the issuance of such warrants, options or other rights or Convertible Securities and (III) the date of actual issuance of such warrants, options or other rights.

          No adjustment of the Aggregate Number shall be made under this Section 4.10(a)(iii) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights if an adjustment shall previously have been made or if no such adjustment shall have been required upon the issuance of such warrants, options or other rights pursuant to this Section 4.10(a)(iii).

            (iv)  Notwithstanding anything herein, no adjustments of the Aggregate Number shall be made for (A) grants of stock options, restricted stock or other awards (and the corresponding exercise thereof) pursuant to stock option, restricted stock or incentive plans approved by the Company's board of directors, (B) options, warrants, other rights to purchase or acquire Common Stock, or Convertible Securities issued by the Company to unrelated third parties in arms' length transactions approved by the Company's board of directors in connection with debt financing (senior or subordinate) or strategic alliances (other than capital raising), and (C) the conversion of the DaimlerChrysler Venture Convertible Notes pursuant to the terms thereof.

            (iv)  The following provisions shall be applicable to the making of adjustments of the Aggregate Number provided above in this Section 4.10(a):

              (A)  The adjustments required by the preceding paragraphs of this Section 4.10 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Aggregate Number that would otherwise be required shall be made (except in the case of a Stock Subdivision or Stock Combination, as provided for in Section 4.10(a)(i) hereof) unless and until such adjustment either by itself or with other adjustments not previously made adds or subtracts at least one (1) share to or from the Aggregate Number immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 4.10 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

              (B)  In computing adjustments under this Section 4.10(a), fractional interests in Common Stock shall be taken into account to the nearest one hundredth (0.01) of a share provided that no fractional shares shall be issuable under the Warrants.

              (C)  If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive subscription or purchase rights and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such subscription or purchase rights, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

          (b)   In case at any time the Company shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the Company's assets, liquidation, recapitalization or reclassification of the Common Stock) in connection with which the Common Stock shall be changed into or exchanged for different securities of the Company or capital stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction, a "Transaction"), then, as a condition of the consummation of the Transaction, lawful, enforceable and adequate provision shall be made so that each Holder shall be entitled to elect by written notice to the Company to receive (i) a new warrant in form and substance similar to, and in exchange for, its Warrant(s) to purchase all or a portion of such securities or other property or (ii) upon exercise of its Warrant(s) at any time on or after the consummation of the Transaction, in lieu of the Warrant Shares issuable upon such exercise prior to such consummation, the securities or other property (including cash) to which such Holder would have been entitled upon consummation of the Transaction if such Holder had exercised its Warrant(s) immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 4.10). The Company will not effect any Transaction unless prior to the consummation thereof each corporation or other entity (other than the Company) which may be required to deliver any new warrant, securities or other property as provided herein shall assume, by written instrument delivered to such Holder, the obligation to deliver to such Holder such new warrant, securities or other property as in accordance with the foregoing provisions such Holder may be entitled to receive and such corporation or entity shall have delivered representations and warranties to such Holder stating that all of the terms of the new warrant or the original Warrant shall be enforceable against the Company and such corporation or entity in accordance with the terms hereof and thereof. The foregoing provisions of this Section 4.10(b) shall similarly apply to successive Transactions.

          (c)   In case at any time or from time to time the Company shall take any action of the type contemplated in Section 4.10(a) or (b) hereof (and subject to the exclusions listed therein) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then, unless in the opinion of the board of directors such action will not have a material adverse effect upon the rights of any Holder (taking into consideration, if necessary, any prior actions which the board of directors deemed not to materially adversely affect the rights of any Holder), the Aggregate Number shall be adjusted in such manner and at such time as the board of directors of the Company may in good faith determine to be equitable in the circumstances.

          (d)   Whenever the Aggregate Number is to be adjusted pursuant to this Section 4.10, the Exercise Price shall be simultaneously adjusted to a price determined by multiplying the Exercise Price in effect immediately prior to such adjustment by a fraction, the numerator of which is the pre-adjustment Aggregate Number and the denominator of which is the post-adjustment Aggregate Number.

          (e)   Whenever the Aggregate Number is to be adjusted pursuant to this Section 4.10 the Company shall forthwith deliver a certificate signed by the chief executive officer or the chief financial officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment is to be calculated. The certificate shall set forth, the new Aggregate Number, the new Exercise Price, and, if applicable, any new securities or property to which each respective Holder is entitled. The Company shall promptly cause a copy of such certificate, signed by the chief financial officer of the Company, to be delivered to each Holder. The Company shall keep at its Principal Office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of a Warrant (in whole or in part) if so designated by a Holder.

        4.11    No Impairment.    The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Warrants, including without limitation the adjustments required under Section 4.10 hereof, and will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate to protect the rights and benefits of the Holder pursuant to this Agreement and the Warrants. Without limiting the generality of the foregoing and notwithstanding any other provision of the Warrants to the contrary (including by way of implication), the Company (a) will not increase the par value of any shares of Common Stock receivable on the exercise of the Warrants above the Exercise Price and (b) will take all such action as may be necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock on the exercise of the Warrants.

        4.12    Transfers of the Warrants.

          (a)   The Warrants may not be transferred, sold or otherwise disposed of by the Holders other than to Permitted Transferees, and subject to the provisions of this Section 4.12. The Warrants and the Warrant Shares are issued or issuable subject to the provisions and conditions contained herein, and every Holder hereof by accepting the same agrees with the Company to such provisions and conditions, and represents to the Company that the Warrants have been acquired and the Warrant Shares will be acquired for the account of the Holders for investment and not with a view to or for sale in connection with any distribution thereof.

          (b)   The Holders agree that the Warrants and the Warrant Shares may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an applicable exemption from the registration requirements of the Securities Act and such state securities laws. In the event that any Holder transfers the Warrants or the Warrant Shares pursuant to an applicable exemption from registration, the Company may request, at its expense, an opinion of counsel that the proposed transfer does not violate the Securities Act and applicable state securities laws.

        4.13    Rights of Transferees.    The rights granted to the Holders hereunder and under each Warrant shall pass to and inure to the benefit of all Permitted Transferees of all or any portion of a Warrant (provided that each Holder and any transferee shall hold such rights in proportion to their respective ownership of the Warrants and Warrant Shares and subject to the restrictions contained herein) until extinguished pursuant to the terms hereof.

        4.14    Right of First Refusal.    (a) Subject to the provisions of applicable law and the restrictions on transfer contained herein, Ford shall have the right to sell or otherwise dispose of any shares of Common Stock acquired through the exercise of the Warrants. If Ford desires to sell or dispose of any such shares of Common Stock, Ford will deliver a written notice (the "Sale Notice") to the Company, disclosing in reasonable detail the identity of the prospective transferee (the "Buyer"), the shares of Common Stock proposed to be transferred (the "Offered Common Shares") and the terms and conditions of the proposed transaction. Ford will not consummate any such transaction except in accordance with this Section. The Company, or at the option of the Company one or more of its shareholders, may elect to purchase all, but not less than all, of the Offered Common Shares upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to Ford within ten (10) Business Days of receipt of the Sale Notice by the Company.

          (b)   If the Company has not elected to purchase all of the Offered Common Shares in cash within ten (10) Business Days of the delivery of the Sale Notice, Ford may, during the 30-day period immediately following such ten (10) Business Day period, (i) transfer all of the Offered Common Shares to the third party Buyer at a price and on terms no more favorable to the transferee than those specified in the Sale Notice, or (ii) make no Transfer. Any of the Offered Common Shares not transferred within such 30-day period will be subject to the provision of this Section 4.14 in the event of a subsequent transaction.

          (c)   The provision of this Section 4.14 shall terminate and be of no further force and effect as of the consummation by the Company of an IPO.

        4.15    Change of Control.    Upon the occurrence of a Change of Control, all Warrants, other than Warrants which expired prior to such Change of Control, shall become Vested immediately prior to the effective date of the Change of Control, without regard to Volume/Schedule Levels.

"Change of Control" means (a) a sale of all or substantially all of the assets of the Company; or (b) any merger, consolidation, share exchange, recapitalization or sale or transfer of capital stock of the Company, in each case in which DaimlerChrysler, General Motors, Toyota, Volkswagen, Nissan, BMW or Honda, or any Affiliate thereof, directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d 3 under the Exchange Act) of more than twenty five percent (25%) of either (i) the then outstanding shares of Common Stock (determined on a fully diluted and as converted basis) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.

Schedule 4.2

Vesting Schedule

          (i)  Warrants for the right to purchase 77,359 (5.05% of the Aggregate Number) shares of fully paid and nonassessable Common Stock shall be Vested on the Closing Date, without regard to Volume/Schedule Levels.

         (ii)  Warrants for the right to purchase 77,359 (5.05% of the Aggregate Number) shares of fully paid and nonassessable Common Stock shall be Vested on the later of the Closing Date or the date of written notice by Ford to Company identifying a Model Year 2003 or earlier Designated Vehicle model for installation of Units, without regard to Volume/Schedule Levels.

        (iii)  Warrants for the right to purchase 154,719 (10.1% of the Aggregate Number) shares of fully paid and nonassessable Common Stock ("Tranche A Warrants") shall be Vested on the date (which date shall be on or before March 31, 2003) the Company ships the 50,000th Unit purchased by Ford, Ford Affiliates, and/or Ford Tier 1 Suppliers pursuant to purchase orders issued by Ford, Ford Affiliates and/or Ford Tier 1 Suppliers. If Ford, Ford Affiliates and/or Ford Tier 1 Suppliers do not purchase in the aggregate 50,000 Units on or before March 31, 2003, Tranche A Warrants will expire and will not Vest.

        (iv)  Warrants for the right to purchase 928,314 (60.61% of the Aggregate Number) shares of fully paid and nonassessable Common Stock ("Tranche B Warrants") shall Vest at the rate of 154,719 shares for each 108,333 Units purchased (or 1.4282 shares per Unit) pursuant to purchase orders issued by Ford, Ford Affiliates, and/or Ford Tier 1 Suppliers up to a cumulative number of 649,998 Units (inclusive of the 50,000 Units described in subsection (iii) above). Warrants will be deemed Vested as of September 30 of each year 2001 through 2006 based upon the number of Units purchased by Ford, Ford Affiliates and/or Ford Tier 1 Suppliers during the preceding Model Year. Any portion of the Tranche B Warrants which are not Vested as of September 30, 2006 will expire and will not Vest.

         (v)  Warrants for the right to purchase an additional 154,719 (10.1% of the Aggregate Number) shares of fully paid and nonassessable Common Stock ("Tranche C Warrants") shall be Vested on the date (which date shall be on or before July 31, 2006) the Company ships the 800,000th Unit purchased by Ford, Ford Affiliates and/or Ford Tier 1 Suppliers pursuant to purchase orders issued by Ford, Ford Affiliates, and/or Ford Tier 1 Suppliers. If Ford, Ford Affiliates and/or Ford Tier 1 Suppliers do not purchase 800,000 Units (inclusive of all Units described in subsections (iii) and (iv) above) on or before July 31, 2006, the Tranche C Warrants will expire and will not Vest.

        (vi)  Warrants for the right to purchase an additional 139,397 (9.09% of the Aggregate Number) shares of fully paid and nonassessable Common Stock (the "Tranche D Warrants") shall be Vested on the date (which date shall be on or before July 31, 2006) the Company ships the 1,000,000th Units purchased by Ford, Ford Affiliates and/or Ford Tier 1 Suppliers pursuant to purchase orders issued by Ford, Ford Affiliates, and/or Ford Tier 1 Suppliers. If Ford, Ford Affiliates and/or Ford Tier 1 Suppliers do not purchase 1,000,000 Units (inclusive of all Units described in subsections (iii), (iv) and (v) above) on or before July 31, 2006, the Tranche D Warrants will expire and will not Vest.

        The number of shares in each tranche of Warrants will be adjusted simultaneously with any adjustments in the Aggregate Number pursuant to Section 4.10 hereof.

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  Exhibit 4.15